Exhibit 99.1

XERIS BIOPHARMA REPORTS THIRD QUARTER 2022 FINANCIAL RESULTS AND RECENT EVENTS
Achieved record net product revenue of $29.6M – a 17% increase from Q2 ’22, and a 31% increase from same period prior year on a pro forma basis; tightens full-year total net product revenue guidance to $105M-$110M
Ended Q3 with $93.4M in cash, cash equivalents and short-term investments; raises 2022 year-end cash balance guidance from $90M-$110M to $110M-$120M
Remains on track to achieve $50M in synergies by year-end 2022 and cash flow breakeven by year-end 2023
Reported positive topline results from its Phase 1 study of subcutaneous levothyroxine (XP-8121)
Published the longer-term effects of levoketoconazole (Recorlev®) from extended evaluation of SONICS study in ‘European Journal of Endocrinology’
Hosting conference call and webcast today at 8:30 a.m. ET
CHICAGO, IL; November 9, 2022 – Xeris Biopharma Holdings, Inc. (Nasdaq: XERS), a growth-oriented biopharmaceutical company committed to improving patient lives by developing and commercializing innovative products across a range of therapies, today announced financial results for the third quarter and nine months ended September 30, 2022 and other corporate highlights.
“Our third quarter and year-to-date performance reflect the continued strength of our growing commercial products coupled with disciplined management of our cash. This gives us confidence to raise our year-end cash balance guidance to $110-$120 million, reaffirm and tighten net product revenue range to $105-110 million for full-year, and reaffirm our guidance of $50 million in synergies and cash flow breakeven by year-end 2023,” said Paul R. Edick, Chairman and CEO of Xeris Biopharma. “As we finish the year and head into 2023, we expect to build upon our 2022 momentum and continue creating shareholder value through continued revenue growth, careful allocation of resources, and prudent expense management.”
Third Quarter Highlights and Recent Events
Commercial Products
•Gvoke®: Third quarter 2022 net revenue was $13.7 million as compared to $11.0 million in the third quarter of 2021 – an increase of approximately 24%. Gvoke prescriptions topped 38,000 for the first time, growing more than 41% compared to the same period in 2021. Gvoke’s market share of the retail TRx glucagon market grew to approximately 23% at the end of October.
•Keveyis®: Third quarter net revenue was $13.4 million – an increase of approximately 17% compared to the same period in 2021 on a pro forma basis. The number of patients on Keveyis increased 9% from the same period in 2021.
•Recorlev®: Third quarter net revenue increased to $2.5 million driven primarily by increases in the number of patients on therapy. Xeris recently announced that the European Journal of Endocrinology (EJE) published the extended evaluation (EE) results of the SONICS study evaluating longer-term effects of levoketoconazole (Recorlev) on cortisol levels, biomarkers of Cushing’s syndrome (CS) comorbidities, clinical signs, and symptoms of CS, and quality of life. The manuscript also reports findings from pituitary adenoma imaging in the SONICS study.

	Three Months Ended September 30,		Change
	2022	2021	$	%
Product revenue (in thousands):
Gvoke	$13,663	$11,035	$2,628	23.8
Keveyis	13,371	—	13,371	nm
Recorlev	2,520	—	2,520	nm
Product revenue, net	29,554	11,035	18,519	167.8
Royalty, contract and other revenue	171	25	146	nm
Total revenue	$29,725	$11,060	$18,665	168.8

Pipeline Programs
•XeriSol® levothyroxine (XP-8121): In October, Xeris reported positive topline results from its Phase 1 study of XP-8121. The Company has requested a Type C meeting with the FDA and anticipates a response by year-end.
Upcoming Events
•Xeris will participate at the Jefferies London Healthcare Conference, November 15-17 in London.
•Xeris will participate at the Piper Sandler 34th Annual Healthcare Conference, November 29-December 1 in New York City
Year-to-Date 2022 Revenue Results
Gvoke®: Net revenue increased by $9.7 million or approximately 35% for the nine months ended September 30, 2022 compared to the same periods ended September 30, 2021, respectively. Gvoke prescriptions grew 59% during the nine months ended September 30, 2022 compared to the same period ended September 30, 2021. The growth in product demand was partially offset by a decrease in net pricing.
Keveyis®: Net revenue was $35.6 million for the nine months ended September 30, 2022, an increase of 19% from the same period ended September 30, 2021 on a pro forma basis. This growth is driven by an increase in patient demand and net pricing.
Recorlev®: Net revenue was $3.6 million for the nine months ended September 30, 2022. The product received FDA approval in December 2021 and was launched for commercialization in January 2022.

	Nine Months Ended September 30,		Change
	2022	2021	$	%
Product revenue (in thousands):
Gvoke	$37,595	$27,921	$9,674	34.6
Keveyis	35,506	—	35,506	nm
Recorlev	3,623	—	3,623	nm
Product revenue, net	76,724	27,921	48,803	174.8
Royalty, contract and other revenue	380	240	140	58.3
Total revenue	$77,104	$28,161	$48,943	173.8

Third Quarter and Year-to-Date 2022 Other Results
Cost of goods sold were $5.3 million and $16.3 million for the three and nine months ended September 30, 2022, respectively. The increases were attributable to an increase in sales as well as product mix and increased costs.

Research and development expenses increased $0.4 million or 6.7% for the three months ended September 30, 2022 when compared to the same period in 2021. The increase was primarily driven by clinical services costs.
Research and development expenses increased $0.9 million or 6.2% for the nine months ended September 30, 2022 compared to the same period in 2021. The increase was primarily driven by higher personnel related costs, offset by lower product development costs.
Selling, general and administrative expenses increased $8.0 million and $31.8 million or 30.0% and 44.5% for the three and nine months ended September 30, 2022, respectively, compared to the same periods in 2021. Personnel-related costs increased by $4.6 million and $24.2 million for the three and nine months primarily to support Keveyis, acquired in October 2021, and Recorlev, launched in 2022, as well as an expansion of our endocrinology sales force. Marketing expenses increased by $2.6 million and $4.5 million for the three and nine months primarily to support the launch of Recorlev.
Net Loss for the three months ended September 30, 2022, was $21.8 million, or $0.16 per share, and a net loss of $81.7 million, or $0.60 per share, for the nine months ended September 30, 2022.
Cash, cash equivalents, and short-term investments at September 30, 2022 was $93.4 million compared to $102.4 million at December 31, 2021. Total shares outstanding at October 31, 2022 was 135,985,090.
Conference Call and Webcast Details
Xeris will host a conference call and webcast today, Wednesday, November 9, 2022, at 8:30 a.m. Eastern Time. To pre-register for the conference call please use this link: https://www.netroadshow.com/events/login?show=6f095f54&confId=42439. After registering, a confirmation email will be sent, including dial-in details and a unique code for entry. The Company recommends registering a minimum of ten minutes prior to the start of the call. Following the conference call, a replay will be available until Wednesday, November 23, 2022, at US:1 929 458 6194, US Toll Free: 1 866 813 9403, UK: 0204 525 0658, Canada: 1 226 828 7578, or all other locations: +44 204 525 0658 Access Code: 057900. In addition, a live audio of the conference call will be available as a webcast. To join the webcast, please visit “Events” on investor relations page of the Company’s website at www.xerispharma.com or use this link: https://events.q4inc.com/attendee/469998551.
About Xeris
Xeris (Nasdaq: XERS) is a growth-oriented biopharmaceutical company committed to improving patients’ lives by developing and commercializing innovative products across a range of therapies. Xeris has three commercially available products; Gvoke®, a ready-to-use liquid glucagon for the treatment of severe hypoglycemia, Keveyis®, the first and only FDA-approved therapy for primary periodic paralysis, and Recorlev® for the treatment of endogenous Cushing’s syndrome. Xeris also has a robust pipeline of development programs to extend the current marketed products into important new indications and uses and bring new products forward using its proprietary formulation technology platforms, XeriSol™ and XeriJect™, supporting long-term product development and commercial success.
Xeris Biopharma Holdings is headquartered in Chicago, IL. For more information, visit www.xerispharma.com, or follow us on Twitter, LinkedIn, or Instagram.
Forward-Looking Statements
Any statements in this press release about future expectations, plans and prospects for Xeris Biopharma Holdings, Inc. including statements regarding the financial outlook for the full-year 2022, including projections regarding year-end 2022 cash estimates and net product revenue, the Company’s expectations regarding its cash flow breakeven projection, estimates and projections about the potential synergies in fiscal year 2022 resulting from the Strongbridge Biopharma acquisition, the market and therapeutic potential of its products and product candidates, expectations regarding clinical data or results from planned clinical trials, the timing of clinical trials, the timing or likelihood of regulatory approval and commercialization of its product candidates, the timing or likelihood of expansion into additional markets, the potential utility of its formulation platforms and other statements containing the words “will,” “would,” “continue,” “expect,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on numerous assumptions and assessments made in light of Xeris’ experience and perception of historical trends, current conditions, business strategies, operating environment, future developments, geopolitical factors and other factors it believes appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. The factors described in the context of such forward-looking statements in this communication could cause Xeris’ actual results, performance or achievements, industry results and developments to differ materially from those expressed in or implied by such forward-looking statements. Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct and persons reading this communication are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as of the date of this communication. Additional information about potential impacts of COVID-19, financial, operational, economic, competitive, regulatory, governmental, technological, and other factors that may affect Xeris is set forth in the "Risk Factors" section of the most recently filed Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission, the contents of which are not incorporated by reference into, nor do they form part of, this communication. Any forward-looking statements in this communication are based upon information available to Xeris, as of the date of this communication and, while believed to be true when made, may ultimately prove to be incorrect. Subject to any obligations under applicable law, Xeris does not undertake any obligation to update any forward-looking statement whether as a result of new information, future developments or otherwise, or to conform any forward-looking statement to actual results, future events, or to changes in expectations. All subsequent written and oral forward-looking statements attributable to Xeris or any person acting on behalf of any of them are expressly qualified in their entirety by this paragraph.

Investor Contact

Allison Wey
Senior Vice President, Investor Relations and Corporate Communications
awey@xerispharma.com
312-736-1237

XERIS BIOPHARMA HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Product revenue, net	$29,554	$11,035	$76,724	$27,921
Royalty, contract and other revenue	171	25	380	240
Total revenue	29,725	11,060	77,104	28,161
Costs and expenses:
Cost of goods sold, excluding amortization of intangible assets	5,260	3,220	16,343	8,429
Research and development	6,043	5,663	16,011	15,078
Selling, general and administrative	34,491	26,535	103,388	71,539
Amortization of intangible assets	2,711	—	8,132	—
Total costs and expenses	48,505	35,418	143,874	95,046
Loss from operations	(18,780)	(24,358)	(66,770)	(66,885)
Other expense	(3,390)	(1,651)	(16,046)	(5,050)
Net loss before benefit from income taxes	(22,170)	(26,009)	(82,816)	(71,935)
Benefit from income taxes	339	—	1,086	—
Net loss	$(21,831)	$(26,009)	$(81,730)	$(71,935)

Net loss per common share - basic and diluted	$(0.16)	$(0.39)	$(0.60)	$(1.11)

Weighted average common shares outstanding - basic and diluted	135,951,761	66,497,593	135,508,203	64,722,552

XERIS BIOPHARMA HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30, 2022	December 31, 2021
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$84,109	$67,271
Short-term investments	9,324	35,162
Trade accounts receivable, net	27,518	17,456
Inventory	20,121	18,118
Prepaid expenses and other current assets	7,847	4,589
Total current assets	148,919	142,596
Property and equipment, net	5,751	6,627
Goodwill	123,318	131,450
Intangible assets, net	22,859	22,859
Other assets	2,170	829
Total assets	$303,017	$304,361
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	3,916	8,924
Other accrued liabilities	37,707	49,088
Accrued trade discounts and rebates	19,321	15,041
Accrued returns reserve	7,277	4,000
Other current liabilities	337	1,987
Total current liabilities	68,558	79,040
Long-term debt, net of unamortized debt issuance costs	138,507	88,067
Contingent value rights	30,100	22,531
Supply agreement liability, less current portion	—	5,991
Deferred rent	6,645	6,883
Deferred tax liabilities	3,856	4,942
Other liabilities	311	1,676
Total liabilities	247,977	209,130
Total stockholders’ equity	55,040	95,231
Total liabilities and stockholders’ equity	$303,017	$304,361